HERITAGE OAKS BANK PROMOTES ANNE BETTENCOURT TO
SVP, MANAGER OF RELATIONSHIP MANAGEMENT AND
MARKETING

Paso Robles, CA - November 29, 2006 -- Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced Anne Bettencourt has been promoted to Senior Vice President and Manager of Relationship Management and Marketing.

“In her first year with us, Anne has taken her considerable experience in retail banking and successfully integrated it into the Heritage Oaks culture,” stated Lawrence P. Ward, president and CEO. “She brings a strong focus in business development, and with three decades of banking experience, she is very well qualified to lead our relationship management team.”

Before joining Heritage Oaks as a Vice President of Business Development, Bettencourt worked for Wells Fargo. Prior to joining Wells Fargo, Anne worked for Washington Mutual in the San Luis Obispo area for 25 years. In her 28 year career in financial services, she has held positions in branch management, mortgage lending, commercial property management and retail banking business development.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

NOTE: Transmitted on Primezone at 3:30 a.m. PST on November 29, 2006.